Exhibit 10.15

AMENDMENT #7

This amendment of lease is made on June 12, 2014 between SUNTREE GARDENS, LLC (“Lessor”) and SORRENTO THERAPEUTICS, INC., A DELAWARE CORPORATION. (“Lessee”).

I.	Recital: This amendment of lease is made with reference to the following facts and objectives:

A.	Sorrento Therapeutics, Inc., a Delaware Corporation (Lessee) and, Suntree Garden, LLC (Lessor) are parties to that certain lease made and entered into as of July 28, 2009 (“Original Lease”), and subsequently amended, relating to the Premises located in the Building at 6042 Cornerstone Court West, San Diego, CA.

B.	The parties to the lease desire to amend the lease.

C.	Now, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree and modify the lease as follows:

II.	Premises: Suites A2, B1, B2, C1, C2, D1, D2, E1, E2 consisting of approximately 18,531 square feet of rentable space. (It includes all rentable space in the 6042 building except Suite A1.) The actual size shall be confirmed per BOMA standards.

III.	Lease Term: The term of the Lease shall be 7/1/2014 to 3/31/2016.

IV.	Rent: The monthly base rent shall be:

Prior to 7/1/2014	Per previous agreements
7/1/2014 – 3/31/2016	$21,495.96 ($1.16 psf)

In case Suites E1, E2 are not available for occupancy on 7/1/2014, then base rent and CAM charge shall be reduced by that amount corresponding to 5,966 square feet of rentable space, until the time Suites E1, E2 shall be available for occupancy.

V.	Upon execution of this amendment, Lessee shall pay Lessor $8,531.38 for the first month’s rent and estimated CAM Charge for Suite E1, E2; and $8,808.21 security deposit. Total amount to be paid shall be $17,339.59.

VI.	Premises Condition: Lessee accepts the Premises in their current as-is condition. Lessor shall deliver the Premises to Lessee in a clean condition, and warrants all electrical, plumbing, and HVAC systems shall be in working condition on that date.

VII.	Tenant Improvement Credit: Lessor shall reimburse Lessee (up to $40,000) for out-of-pocket expenses which Lessee shall have incurred for improvement of the Premises.

Initial	Initial

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VIII.	Parking: Lessee shall receive a total of 48 parking spaces at no cost, (including any reserved parking spaces currently assigned to Suites E1, E2).

IX.	CAM charges: Lessee shall pay its share of operating expenses for all spaces outlined in II above.

X.	Utilities: Lessee shall pay for gas and electricity for its suites. Water and trash removal are included in the CAM charges.

XI.	Options to Extend: There shall be no options to extend. Any lease extension shall be negotiated as needed.

XII.	Effective of Lease: Except as set forth in this executed Amendment #7 to the Lease, all other terms and conditions of the Original Lease, as amended by previous amendments, shall continue in full force and effect.

In witness thereof, the parties hereto execute this agreement on the dates indicated below:

Lessor		Lessee

SUNTREE GARDEN LLC.		SORRENTO THERAPEUTICS, Inc., a Delaware Corporation

By:	/s/ David Wen	By:	/s/ Richard Vincent

Title:	Managing Director	Title:	CFO

Date:	6/16/2014	Date:	6/13/14

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